Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2014 Third Quarter Financial Results

BETHLEHEM, PA – November 5, 2014 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the three and nine months ended September 30, 2014.

Financial Highlights

•	Consolidated net revenues for the third quarter of 2014 were $27.8 million, a 13% increase from the comparable quarter of 2013. Consolidated net revenues for the nine months ended September 30, 2014 were $77.8 million, an 11% increase from the comparable period of 2013.

•	Net revenues for the Company’s OraQuick® rapid HCV test in the domestic marketplace were $1.3 million and $3.2 million for the third quarter and first nine months of 2014, respectively, representing a 99% and 80% increase over the third quarter and first nine months of 2013, respectively.

•	Net revenues generated by DNAG were $6.9 million and $17.5 million for the third quarter and first nine months of 2014, respectively, representing a 38% and 29% increase over the third quarter and first nine months of 2013, respectively.

•	Licensing and product development revenues were $3.4 million and $4.2 million for the quarter and nine months ended September 30, 2014, respectively, and represent the recognition of payments under the Company’s’ HCV collaboration with AbbVie.

•	Consolidated net income for the third quarter of 2014 was $1.1 million, or $0.02 per share on a fully diluted basis, which compares to a net loss of $1.9 million, or $0.03 per share, for the third quarter of 2013. Consolidated net loss for the nine months ended September 30, 2014 was $2.0 million, or $0.04 per share, which compares to a net loss of $17.4 million, or $0.31 per share, for the comparable period of 2013.

•	Cash resources totaled $98.9 million at September 30, 2014 and working capital amounted to $104.8 million.

“We are very pleased with the Company’s financial performance for the third quarter,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our molecular collection systems business achieved a record level of revenues, our OraQuick® HCV business has continued to grow and we reported a consolidated net profit for the second quarter in a row. We also continued to make great progress in the execution of our HCV collaboration with AbbVie, which will help drive continued growth in future periods.”

Financial Results

Consolidated net product revenues for the third quarter of 2014 remained flat at $24.5 million. Consolidated net product revenues for the nine month period ended September 30, 2014 increased 6% over the prior year period, primarily as a result of higher sales of the Company’s molecular collection systems, OraQuick® HCV and cryosurgical systems products. These increases were partially offset by lower sales of the OraQuick® professional HIV product and OraQuick® HIV In-Home test, and lower substance abuse and insurance risk assessment product sales.

Consolidated licensing and product development revenues for the third quarter and first nine months of 2014 were $3.4 million and $4.2 million, respectively. Consolidated licensing and product development revenues for the third quarter and first nine months of 2013 were $147,000 and $623,000, respectively. Licensing and product development revenues in 2014 represent the recognition of payments under the Company’s HCV collaboration agreement with AbbVie. Licensing and product development revenues in 2013 represent royalties paid on domestic outsales of Merck’s OTC cryosurgical wart removal product, pursuant to a license and settlement agreement that expired in 2013.

Consolidated gross margin for the three and nine months ended September 30, 2014 was 67% and 63%, respectively. Consolidated gross margin for the three and nine months ended September 30, 2013 was 61% and 59%, respectively. Gross margin for the current quarter and nine-month period improved largely as a result of the higher licensing and product development revenues and a more favorable product mix resulting from higher margin DNAG sales.

Consolidated operating expenses increased to $17.8 million during the third quarter of 2014 compared to $17.0 million in the comparable period of 2013. For the nine months ended September 30, 2014, consolidated operating expenses were $50.9 million, a decrease from the $59.7 million reported for the nine months ended September 30, 2013. The increase in the third quarter of 2014 was primarily related to higher research and development supply costs and higher staffing, legal and consulting expenses. The decrease for the nine-month period of 2014 was primarily due to a favorable $5.5 million contract termination payment from Roche Diagnostics, lower promotional expenses associated with the Company’s OraQuick® In-Home HIV test and decreased research and development expenses due to lower clinical trial and staffing costs. Promotional expenses for the OraQuick® In-Home test were $7.7 million and $14.2 million for the first nine months of 2014 and 2013, respectively. General and administrative expenses in the nine-month period increased due to higher legal, staffing and consulting costs.

For the three and nine months ended September, 2014, the Company recorded Canadian income tax expense of $10,000 and a Canadian income tax benefit of $33,000, respectively. For the three and nine months ended September 30, 2013, the Company recorded Canadian income tax benefits of $127,000 and $786,000, respectively. The tax benefits were recorded as a result of certain Canadian research and development and investment tax credits and, for the 2013 periods, DNAG’s loss before income taxes.

The Company’s cash and short-term investment balance totaled $98.9 million at September 30, 2014 compared to $93.2 million in cash at December 31, 2013. Working capital was $104.8 million at September 30, 2014 compared to $100.6 million at December 31, 2013. For the nine months ended September 30, 2014, the Company’s operations generated $8.4 million of cash.

Fourth Quarter 2014 Outlook

The Company expects consolidated net revenues to range from $28.0 to $28.5 million and is projecting a consolidated net loss of approximately $0.04 to $0.05 per share for the fourth quarter of 2014.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Results of Operations
Net revenues	$27,845	$24,671	$77,783	$70,172
Cost of products sold	9,140	9,738	29,135	28,711

Gross profit	18,705	14,933	48,648	41,461

Operating expenses:
Research and development	2,990	2,670	8,242	8,720
Sales and marketing	9,216	8,981	30,828	35,224
General and administrative	5,617	5,342	17,317	15,742
Gain on contract termination settlement	—	—	(5,500)	—

Total operating expenses	17,823	16,993	50,887	59,686

Operating income (loss)	882	(2,060)	(2,239)	(18,225)
Other income	268	41	244	36

Income (loss) before income taxes	1,150	(2,019)	(1,995)	(18,189)
Income tax expense (benefit)	10	(127)	(33)	(786)

Net income (loss)	$1,140	$(1,892)	$(1,962)	$(17,403)

Earnings (loss) per share:
Basic	$0.02	$(0.03)	$(0.04)	$(0.31)

Diluted	$0.02	$(0.03)	$(0.04)	$(0.31)

Weighted average shares:
Basic	56,018	55,592	55,897	55,534

Diluted	56,666	55,592	55,897	55,534

Summary of Revenues by Market and Product (Unaudited)

	Three Months Ended September 30,
	Dollars			Percentage of Total Net Revenues
Market	2014	2013	% Change	2014	2013
Infectious disease testing	$11,183	$12,873	(13)%	40%	52%
Substance abuse testing	2,149	2,092	3	8	8
Cryosurgical systems	3,241	3,649	(11)	11	15
Molecular collection systems	6,867	4,964	38	25	20
Insurance risk assessment	1,007	946	6	4	4

Net product revenues	24,447	24,524	—	88	99
Licensing and product development	3,398	147	NM *	12	1

Net revenues	$27,845	$24,671	13%	100%	100%

	Nine Months Ended September 30,
	Dollars			Percentage of Total Net Revenues
Market	2014	2013	% Change	2014	2013
Infectious disease testing	$34,914	$35,526	(2)%	45%	51%
Substance abuse testing	6,187	6,455	(4)	8	9
Cryosurgical systems	12,128	10,910	11	15	16
Molecular collection systems	17,523	13,550	29	23	19
Insurance risk assessment	2,858	3,108	(8)	4	4

Net product revenues	73,610	69,549	6	95	99
Licensing and product development	4,173	623	NM *	5	1

Net revenues	$77,783	$70,172	11%	100%	100%

* Calculation is not considered meaningful.

	Three Months Ended September 30,			Nine Months Ended September 30,
OraQuick® Revenues	2014	2013	% Change	2014	2013	% Change
Domestic HIV	$7,231	$8,093	(11)%	$21,568	$23,854	(10)%
International HIV	491	1,157	(58)	1,897	2,457	(23)
Domestic HIV OTC	1,368	1,762	(22)	4,991	5,196	(4)

Net HIV revenues	9,090	11,012	(17)	28,456	31,507	(10)

Domestic HCV	1,301	653	99	3,183	1,772	80
International HCV	470	924	(49)	2,341	1,409	66

Net HCV revenues	1,771	1,577	12	5,524	3,181	74

Net OraQuick®revenues	$10,861	$12,589	(14)%	$33,980	$34,688	(2)%

	Three Months Ended September 30,			Nine Months Ended September 30,
Intercept® Revenues	2014	2013	% Change	2014	2013	% Change
Domestic	$1,606	$1,495	7%	$4,473	$4,240	5%
International	3	29	(90)	76	385	(80)

Net Intercept®revenues	$1,609	$1,524	6%	$4,549	$4,625	(2)%

	Three Months Ended September 30,			Nine Months Ended September 30,
Cryosurgical Systems Revenues	2014	2013	% Change	2014	2013	% Change
Domestic professional	$1,590	$1,803	(12)%	$4,601	$4,192	10%
International professional	43	435	(90)	581	1,039	(44)
International over-the-counter	1,608	1,411	14	6,946	5,679	22

Net cryosurgical systems revenues	$3,241	$3,649	(11)%	$12,128	$10,910	11%

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash	$93,855	$93,191
Short-term investments	5,000	—
Accounts receivable, net	14,920	12,957
Inventories	14,843	11,444
Other current assets	1,429	1,983
Property and equipment, net	17,958	17,933
Intangible assets, net	18,831	22,226
Goodwill	22,562	23,782
Other non-current assets	1,102	729

Total assets	$190,500	$184,245

Liabilities and Stockholders’ Equity
Accounts payable	$4,510	$4,834
Deferred revenue	11,540	1,119
Accrued expenses	9,203	13,032
Other non-current liabilities	1,090	677
Deferred income taxes	3,233	3,437
Stockholders’ equity	160,924	161,146

Total liabilities and stockholders’ equity	$190,500	$184,245

	Nine months ended September 30,
Additional Financial Data (Unaudited)	2014	2013
Capital expenditures	$2,353	$1,696
Depreciation and amortization	$4,732	$4,846
Stock based compensation	$4,284	$4,187
Cash provided by (used in) operating activities	$8,384	$(3,142)

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2014 third quarter financial results, certain business developments and financial guidance for the fourth quarter of 2014, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #17659442 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 12, 2014, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #17659442.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. The Company sells the OraQuick® In-Home HIV Test, the first and only rapid HIV test approved by the U.S. Food and Drug Administration for sale to the consumer over-the-counter market in the U.S. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on the Company, please visit www.orasure.com

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV collaboration with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers;

ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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